October 17, 2019

K.W. Diepholz
Chairman and Chief Executive Officer
DynaResource, Inc.
222 W. Las Colinas Blvd.
Suite 1900 North Tower
Irving, Texas 75039

       Re: DynaResource, Inc.
           Form 10-K for Fiscal Year Ended December 31, 2018
           Form 10-K for Fiscal Year Ended December 31, 2017
           File No. 000-30371

Dear Mr. Diepholz:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Energy &
Transportation